_____ _____ _____ _____ _____ _____ _____ _____

Sale and Purchase Agreement
(to be notarised)

April 8, 2013

INDEX OF DEFINITIONS

Term	Defined in
33 Act	Section 6.9.1(b)
Agreement	Preamble (C)
AktG	Section 7.3
Audited Consolidated Financial Statements	Section 4.2.1(a)
BGB	Section 7.1
Business Day	Section 21.3
Cap	Section 8.4
Carve-out	Section 11.1
Closing	Section 4.1
Closing Action/Closing Actions	Section 4.4
Closing Date	Section 4.1
Combined EBITDA	Section 6.1.3
Credit Suisse Loan	Section 13.3
Credit Suisse Loan Agreement	Section 13.3
Credit Suisse Loan Amount	Section 13.3
De Minimis	Section 8.3
Draft Earn-out Calculation	Section 6.2.2
Draft Effective Date Calculations	Section 5.2
Draft Effective Date Financial Statements	Section 5.1
Draft P&L Statements	Section 6.2.2
Earn-out Adjustment	Section 6.10.2
Earn-out Amount	Section 6.1.1
Earn-out Calculation	Section 6.8
Earn-out Period	Section 6.1.3
Earn-out Review Period	Section 6.4
Earn-Out Shares	Section 6.9.1(b)
Effective Date	Section 2.1
Effective Date Financial Statements	Section 5.7
Effective Date Calculations	Section 5.7
Entities of the Prettl Group	Section 13.2.7
Financial Debt	Section 3.2.1
General Cap	Section 8.4
Genset Solutions	Section 15.2
HGB	Section 3.2.2

II

Indemnified Taxes	Section 10.3.1
Insurance A/R	Section 12.2.1
Insurer	Section 12.2.1
Intellectual Property Rights	Section 7.7.1
Key Employees	Section 7.8.1
Legal Terms	Section 21.6.2
Material Agreements	Section 7.15.1
Maximum Earn-out Shares	Section 6.9.1(b)
Maximum US Dollar Equivalent	Section 6.9.1(b)
Net Working Capital	Section 3.2.2
Notice/Notices	Section 20.1
P&L Statements	Section 6.8
Parent Company	Page 1
Party/Parties	Page 1
Preliminary Earn-out Amount	Section 6.2.2
Preliminary Purchase Price	Section 3.3
Prettl Affiliates	Section 15.1
Prettl AG	Section 14.2
Public Subsidies	Section 7.12
Purchaser	Page 1
Purchase Price	Section 3.1
Purchase Price Adjustment	Section 3.5.2
REFU Drive	Section 11.1
REFU Drive Employees	Section 11.2
REFU Korea	Section 14.6
RefuSol	Preamble (A)
RefuSol Group Companies	Section 1.2.1
RefuSol Holding	Preamble (A)
Review Period	Section 5.3
SEC	Section 6.1.3
SEC Reports	Section 6.1.3
Seller	Page 1
Seller’s Guarantor	Page 1
Seller’s Best Knowledge	Section 7.18.3
Service Agreements	Section 12
Shares	Section 2.1

III

Signing Date	Section 7.1
Solar Energy Segment	Section 6.1.3
Strike Price	Section 6.9.1(b)
Subsidiary/Subsidiaries	Section 1.2.1
Supplier Issue	Section 12.2.1
Tax	Section 10.1
Tax Authority/Tax Authorities	Section 10.1
Tax Cap	Section 8.4
Tax Proceeding	Section 10.1
Tax Refund	Section 10.1
Tax Return	Section 10.1
Threshold	Section 8.3
Third Party Claim	Section 8.6
Upgraded Model	Section 15.4.2

IV

INDEX OF ANNEXES

Annex 1.1.2	Shares of RefuSol Holding
Annex 1.2.1	Subsidiaries
Annex 1.2.2	Participation
Annex 2.3	Company’s Consent
Annex 3.2.2	Net Working Capital Calculation
Annex 3.3	Preliminary Purchase Price
Annex 3.7.1	Seller’s Account Details
Annex 3.7.2	Purchaser’s Account Details
Annex 4.2.1(a)	Audited Consolidated Financial Statements
Annex 4.2.1(c)	Confirmation re Outstanding Receivables
Annex 4.4(a)	Managing Directors to Resign
Annex 4.4(j)	Non-compete Undertaking
Annex 4.5.2	Closing Protocol
Annex 6.3	Employee Incentives
Annex 7.2.1	RefuSol Group Companies
Annex 7.2.2	Equity Interests of the RefuSol Group Companies
Annex 7.3	Enterprise Agreements
Annex 7.4(b)	Undisclosed Liabilities
Annex 7.5	Leased Real Property
Annex 7.6	Non-current Assets
Annex 7.7.1(a)	Intellectual Property Rights
Annex 7.7.1(b)	Licenses
Annex 7.7.3	IP related Proceedings
Annex 7.7.5	Notified IP Infringements
Annex 7.8.1	Key Employees
Annex 7.8.2	Works Agreements
Annex 7.8.3	Strikes
Annex 7.8.4	Pension Plans
Annex 7.9	Legal Disputes
Annex 7.10	Notified Product Liability
Annex 7.12	Subsidies
Annex 7.14	List of Countries
Annex 7.15.1(a) – (l)	Material Agreements
Annex 7.16	Agreements with Related Parties
Annex 7.18.3	Seller's Best Knowledge

V

Annex 11.2	REFU Drive Employees
Annex 14.2(a)	Amended Supply Agreement Prettl AG
Annex 14.2(b)	Amended Supply Agreement REFU Elektronik GmbH
Annex 14.4	Site Share Agreement Term Sheet
Annex 14.5	REFU Drive Domains and Trademarks
Annex 14.6(i)	Share Transfer and Assignment Agreement
Annex 14.6(ii)	REFU Korea Customer Contracts
Annex 15.4	Limited Right to Manufacture and Sell
Annex 15.5	IP License Agreement

VI

SALE AND PURCHASE AGREEMENT
by and between
1.    Jolaos Verwaltungs GmbH, Industriepark Sandwiesen, 72793 Pfullingen, registered with the commercial register of the local court of Stuttgart under HRB 354369
(Seller),
2.    Prettl Beteiligungs Holding GmbH, Neuruppin, registered with the commercial register of the local court of Neuruppin under HRB 4015
(Seller’s Guarantor)
3.    Blitz S13-103, GmbH, having its registered seat in Stuttgart, registered with the commercial register of the local court of Stuttgart under HRB 743682.
(Purchaser),
and
4.    Advanced Energy Industries, Inc., 1625 Sharp Point Drive, Fort Collins, CO 80525, USA, registered with the Delaware Secretary of State under the laws of the State of Delaware
(Parent Company),
(the Seller, the Seller’s Guarantor, the Purchaser and the Parent Company collectively also referred to as the Parties and each of them as a Party).

PREAMBLE
(A)    The Seller is the sole shareholder of RefuSol Holding GmbH, registered with the commercial register of the local court of Stuttgart under HRB 738996 (RefuSol Holding). RefuSol Holding, through its 100% subsidiary, RefuSol GmbH (RefuSol), and through further indirect subsidiaries, is active in the fields of development, manufacturing, distribution and service of photovoltaic-inverters.
(B)    The Purchaser is a 100% subsidiary of AEI International Holdings CV, a partnership incorporated under the laws of the Netherlands, which is owned 99% by Advanced Energy Industries, Inc., a company incorporated under the laws of Delaware, United States of America, and 1% by AEI US Subsidiary, Inc., a company incorporated under the laws of Delaware, United States of America.
(C)    The Seller intends to sell and the Purchaser intends to acquire all shares in RefuSol Holding pursuant to this share sale and purchase agreement (Agreement).
NOW, THEREFORE, the Parties hereto agree as follows:

Section 1
CORPORATE OWNERSHIP
1.1    RefuSol Holding

1.1.1
RefuSol Holding is a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the laws of Germany with registered offices in Metzingen and registered with the commercial register of the local court of Stuttgart under HRB 738996.

1.1.2
The registered share capital (Stammkapital) of RefuSol Holding amounts to EUR 26,000 (in words: twenty-six thousand euros). The registered share capital of RefuSol Holding is divided into 26,000 shares, each in a nominal amount of EUR 1 (in words: one euro) (nos. 1 through 26,000 of the shareholders list dated 17 August 2011), which are held by the Seller as detailed in Annex 1.1.2 (columns A through C).

1.2    Subsidiaries and Participation of RefuSol Holding

1.2.1
RefuSol Holding holds shares, directly or indirectly, in the wholly-owned or majority-owned subsidiaries listed in Annex 1.2.1 (each of them a Subsidiary and collectively the Subsidiaries; RefuSol Holding and the Subsidiaries collectively also referred to as RefuSol Group Companies).

1.2.2	RefuSol Holding indirectly holds a minority participation in such entity as set forth in Annex 1.2.2.
Section 2
SALE AND PURCHASE; ASSIGNMENT
2.1    Sale and Purchase of the Shares; Right to Profits
The Seller hereby sells and the Purchaser hereby purchases upon the terms and conditions of this Agreement, all 26,000 shares, each in a nominal amount of EUR 1 (in words: one euro), in RefuSol Holding (nos. 1 through 26,000 of the shareholders list dated 17 August 2011) (Shares) with economic effect as of 24:00 hours (German time) on 7 April 2013 (Effective Date). The Seller hereby assigns the Shares to the Purchaser subject to the conditions precedent (aufschiebende Bedingungen) according to Section 2.2 below. The Purchaser accepts such assignment. The sale and purchase of the Shares hereunder shall include any and all rights pertaining to the Shares, including, without limitation, the rights to receive dividends for the current financial year and for former financial years, in each case to the extent such dividends have not been distributed to the Seller (or any then current shareholder) prior to or on the Effective Date.
2.2    Conditions Precedent for Transfer
The transfer of the Shares shall be subject to the condition precedent (aufschiebende Bedingungen) of the Preliminary Purchase Price having been fully and finally received by the Seller in accordance with Section 3.4.

2.3    Consent to Sale and Assignment of RefuSol Holding
RefuSol Holding has consented to the sale and assignment of the Shares to the Purchaser. Copies of the written consent of RefuSol Holding and of the respective resolution of the shareholders’ meeting of RefuSol Holding are attached as Annex 2.3.
Section 3
PRELIMINARY PURCHASE PRICE, PURCHASE PRICE, PAYMENT
3.1    Purchase Price
The purchase price for the Shares is equal to
(a)     EUR 70,000,000 (in words: seventy million euros),
(b)     less the aggregate of the Financial Debt (Section 3.2.1),
(c)     less any possible shortfall or plus any possible surplus in the Net Working Capital (Section 3.2.2).
The amount thus determined is referred to as the Purchase Price. A sample calculation of the Purchase Price based on the relevant amounts for items (b) and (c) as of 31 December 2012 is attached as Annex 3.1.

3.2	Calculation of the Purchase Price

3.2.1	Financial Debt means the sum of the following financial items:

(a)	bonds (Anleihen) as of the Effective Date;

(b)
with the exception of the Credit Suisse Loan Amount (which will be paid by Seller separately as defined in Section 13.3), liabilities to banks (Verbindlichkeiten gegenüber Kreditinstituten) including any accrued interest, redemption fees, termination fees, penalties, late payment fees, premium, expenses or other amounts which a bank is entitled to charge in connection with the repayment or termination of a loan or a delay or default in connection with the payment obligation and which have not been paid as of the Effective Date as well as non-bank third party borrowings as of the Effective Date which have the quality of bank liabilities and which are not already covered by Section 3.2.1(a), (c) or (d);

(c)	liabilities under promissory notes (Wechselverbindlichkeiten) as of the Effective Date; and

(d)
liabilities of RefuSol Group Companies to Entities of the Prettl Group (insbesondere Verbindlichkeiten gegenüber verbundenen Unternehmen) (as defined in Section 13.2.7), if any, except for liabilities qualifying as trade accounts payable (Verbindlichkeiten aus Lieferungen und Leistungen) as of the Effective Date.

3.2.2
The shortfall, if any, to be deducted pursuant to Section 3.1(c) is the amount by which the Net Working Capital falls short of EUR 19,754,000 (in words: nineteen million seven hundred fifty-four thousand euros). The surplus amount, if any, to be added pursuant to Section 3.1(c) is the amount by which the Net Working Capital exceeds EUR 19,754,000 (in words: nineteen million seven hundred fifty-four thousand euros). Net Working Capital means current assets (including cash) (Row 81 of the financials attached to Annex 3.2.2 showing sample numbers as of 31 December 2012 which must be updated as of the Effective Date based on the Effective Date Financial Statements) minus

(i) current liabilities (Row 169 of the financials attached to Annex 3.2.2 showing sample numbers as of 31 December 2012 which must be updated as of the Effective Date based on the Effective Date Financial Statements) excluding liabilities related to the Credit Suisse Loan and Financial Debt (Row 106 and Row 131 of the financials attached to Annex 3.2.2 showing sample numbers as of 31 December 2012 which must be updated as of the Effective Date based on the Effective Date Financial Statements), all as shown in the Effective Date Financial Statements and, for the avoidance of doubt, fully consistent with the method contained in Annex 3.2.2 and showing row numbers that align withAnnex 3.2.2..

3.2.3	The items described in Sections 3.2.1 to 3.2.2 must each be set at the sum of the amounts with which they are shown in the Effective Date Financial Statements of RefuSol Holding.

3.2.4
The Parties agree that any item reflected in the Financial Debt may (i) not be taken into account in more than one line item of Financial Debt, and (ii) also not be taken into account in the Net Working Capital (no double dipping).

3.3.    Preliminary Purchase Price
The Seller prepared a good faith estimate of the Purchase Price under specification of the estimated Financial Debt as of the Effective Date and the estimated Net Working Capital as of 31 March 2013, which is attached as Annex 3.3 such estimated purchase price to be referred to as the Preliminary Purchase Price.
3.4    Payment of Preliminary Purchase Price
The Preliminary Purchase Price is immediately due and payable upon execution of this Agreement.
3.5    Purchase Price Adjustment

3.5.1
If on the basis of the Effective Date Financial Statements the Purchase Price exceeds the Preliminary Purchase Price, the Purchaser shall pay to the Seller an amount equal to such excess; if the Purchase Price falls short of the Preliminary Purchase Price, the Seller shall pay to the Purchaser such shortfall.

3.5.2	Any such amount calculated in accordance with Section 3.5.1 (Purchase Price Adjustment) shall be paid as follows:

(a)
Any Purchase Price Adjustment owed by the Purchaser shall be paid by the Purchaser within ten (10) Business Days after the Effective Date Financial Statements having become final and binding upon the Parties in accordance with Section 5below;

(b)
any Purchase Price Adjustment owed by the Seller shall be paid by the respective Seller within ten (10) Business Days after the Effective Date Financial Statements having become final and binding upon the Parties in accordance with Section 5 below.

3.6    Interest
If a Party is in default with its payment obligations under this Section 3 or Section 6, the default interest rate shall be 600 basis points above the three months EURIBOR as published on the date the respective payment obligation becomes payable per annum. Interest shall be calculated on the basis of actual days elapsed and a calendar year with 360 days.

3.7    Payment

3.7.1
All payments owed by the Purchaser to the Seller pursuant to this Section 3 or Section 6 shall be paid in Euro by way of wire transfer – to be credited on the same day – free of any costs and fees into the Seller’s account as set forth in Annex 3.7.1 or any other account to be nominated by the Seller to the Purchaser in writing at least three (3) Business Days prior to the date on which the payment is due.

3.7.2
All payments owed by the Seller to the Purchaser under this Section 3 or Section 6 shall be paid in Euro by way of wire transfer – to be credited on the same day – free of any costs and fees into the Purchaser’s accounts as set forth in Annex 3.7.2 or any other account to be nominated by the Purchaser to the Seller in writing at least five (5) Business Days prior to the date on which the payment is due.

3.7.3
With the exception of any set-off by the Purchaser of any cash payments due by the Purchaser under Section 6 against any cash payments due by the Seller under Section 8 and Section 10, any right of the Purchaser to set-off and/or to withhold any payments due under this Agreement is hereby expressly waived and excluded except for claims which are undisputed or res iudicatae.

SECTION 4
CLOSING
4.1     Closing; Closing Date
The consummation of the transaction contemplated by this Agreement (Closing) shall take place immediately after execution of the Agreement of the date hereof (such date the Closing Date).
4.2     Seller Deliverables
4.2.1    The Seller has delivered the following documents/certificates :
(a)    consolidated financial statements (balance sheet, profit and loss accounts) (Bilanz, Gewinn- und Verlustrechnung) of RefuSol Holding with a confirmation from Deloitte that the audit of the figures has been finalized and that no further changes are expected by Deloitte and the audited financial statements (balance sheet, profit and loss accounts and notes) (Bilanz-, Gewinn- und Verlustrechnung und Anhang) with an unqualified independent auditor’s written opinion from Deloitte of RefuSol Holding and RefuSol (in each case with an English translation, except for the auditor’s reports which have only been delivered in German), all for the financial year 2012 (collectively the Audited Consolidated Financial Statements) and the Audited Consolidated Financial Statements are materially consistent in all material respects to the unaudited consolidated financial statements, copies of which are attached hereto as Annex 4.2.1(a);
(b)    [reserved]
(c)    a certificate to Purchaser confirming that, between the 1 January 2013 and the date of the delivery of such certificate, it has procured that RefuSol collected in full (including by way of set-off) (i) from REFU Drive (as defined below) and PERMAGEN Motoren- und Generatorentechnik GmbH outstanding trade receivables in an aggregate amount of EUR 2,622,874.73 and (ii) from Prettl

Electronics Greenville Inc. outstanding trade receivables in an amount of EUR 873,817.94, such certificate attached as Annex 4.2.1 (c).
4.3    Right to Rescind

4.3.1	[reserved]

4.3.2
If the Preliminary Purchase Price has not been received on the Business Day following the date of this Agreement, the Seller is entitled to rescind this Agreement (Rücktritt vom Vertrag) by written notice to the other Parties with a copy to the acting notary.

4.3.3
If this Agreement is rescinded in accordance with this Section 4.3, this Agreement shall cease to have force and effect and shall not create any binding obligation between the Parties except that this Section 4.3 and Section 16 (Purchaser’s Guarantor/Seller’s Guarantor), 18 (Confidentiality and Press Releases), 19 (Costs and Transfer Taxes), 20 (Notices) and 21 (Miscellaneous) shall remain in force and effect.

4.4    Actions on the Closing Date
Immediately after execution of this Agreement, the Seller and the Purchaser shall take the following actions in the sequence presented (each a Closing Action and collectively the Closing Actions)
(a)     The Seller shall deliver to the Purchaser duly executed resignation letters, effective at or prior to the Closing Date of those managing directors of RefuSol Group Companies who are listed in Annex 4.4(a); provided, however, that as noted in Annex 4.4(a), one managing director may provide such resignation letter three (3) days after Closing.
(b)     The Seller shall deliver to the Purchaser a duly executed copy of the amended long term supply agreement (including revised pricing) in accordance with Section 14.2 which shall be materially consistent with such draft agreement set forth in Annex 14.2(a) provided at the time of the signing of this Agreement.
(c)     The Seller shall deliver to the Purchaser a copy of a duly executed Annex 14.6(i).
(d)    The Seller shall deliver to the Purchaser a copy of the Seller’s and RefuSol Holding’s irrevocable instruction to Credit Suisse AG to transfer, (i) immediately upon crediting the Preliminary Purchase Price to the Seller’s account as set forth in Annex 3.7.1 to the account of RefuSol Holding (IBAN: CH14 0483 5171 1454 2200 0, account number: 0858-1711454-22) and (ii) immediately upon crediting to the aforementioned account of RefuSol Holding to an account of Credit Suisse AG, the Credit Suisse Loan Amount (as defined in Section 13.3).
(e)     The Seller as the sole shareholder of RefuSol Holding shall hold and shall procure that RefuSol Holding as the sole shareholder of RefuSol holds shareholder’s meetings at the Closing and vote for shareholders’ resolutions (i) granting discharge (Entlastung) to each of the managing directors of RefuSol Holding and RefuSol mentioned in Section 4.4(a) above for fiscal year 2012 and the time period from 1 January 2013 through the date their resignations become effective, (ii) appointing Danny C. Herron and Gordon Tredger as new managing directors of RefuSol Holding and RefuSol.
(f)     The Purchaser shall pay the Preliminary Purchase Price in accordance with Section 3.

(g)     Following receipt of the Preliminary Purchase Price in accordance with Section 3, the Seller shall confirm such receipt in writing to the Purchaser.
(h)     Out of the Preliminary Purchase Price the Seller shall make a contribution in the amount of the Credit Suisse Loan Amount into the capital reserves of RefuSol Holding and the Parties shall procure that RefuSol Holding repays the Credit Suisse Loan Amount (as defined in Section 13.3) in accordance with Section 13.3 to Credit Suisse AG.
(i)     The Seller shall present to Purchaser a confirmation by Credit Suisse AG confirming receipt of the Credit Suisse Loan Amount.
(j)     The Seller shall deliver to the Purchaser duly executed copies of the non-compete undertakings of Mr. Rolf Prettl and Mr. Willi Prettl substantially in the form of the draft attached as Annex 4.4(j).
4.5    Waiver of Closing Actions; Closing Protocol

4.5.1
The Purchaser may waive in writing the Closing Actions set forth in Section 4.4(a), (b), (d), (e)(ii), (g), (i) and (j), the Seller may waive in writing the Closing Actions set forth in Section 4(e)(i) and the Seller and the Purchaser may jointly amend in writing any or all of the Closing Actions. The effect of such waiver shall be limited to eliminating the need that the respective Closing Action is being performed at the Closing and shall not limit or prejudice any claims the Party waiving the Closing Action may have with respect to any circumstances relating to such waived Closing Action.

4.5.2
The Seller and the Purchaser shall sign a closing protocol substantially in the form as attached in Annex 4.5.2 confirming the due performance or waiver of all Closing Actions and thereby the transfer of the Shares to the Purchaser, it being understood that such execution shall not itself be a Closing Action.

SECTION 5
EFFECTIVE DATE FINANCIAL STATEMENTS
5.1    Draft Effective Date Financial Statements of RefuSol Holding
The Purchaser shall instruct and cause the management of RefuSol Holding to prepare and deliver to the Parties without undue delay but no later than sixty (60) days after the Closing Date the interim consolidated balance sheet of RefuSol Holding as of the Effective Date which shall reflect all items which are required to calculate the Net Working Capital (the Draft Effective Date Financial Statements). The Draft Effective Date Financial Statements shall be prepared (i) consistent with past practice (comprising of the Audited Consolidated Financial Statements, in particular, without limitation, maintaining the same accounting and valuation principles, methods and rules, and exercising consistently all options to capitalize or to include items on the liabilities side (Aktivierungs- und Passivierungswahlrechte)), and (ii) in accordance with generally accepted principles of accounting under HGB (Grundsätze ordnungsgemäßer Buchführung). In case of contradictions between the principles set out under (i) above and generally accepted principles of accounting under HGB (Grundsätze ordnungsgemäßer Buchführung), the principles set out under (ii) above shall prevail provided, however, that notwithstanding any other provision and solely for purposes of calculating the Net Working Capital, the method and approach reflected in Annex 3.2.2 shall take precedence. For the avoidance of doubt, with regard to facts and circumstances which have not been accounted or recorded for in the past (i.e. no established past practice), generally accepted principles of accounting under HGB (Grundsätze ordnungsgemäßer Buchführung) shall prevail. To the extent interim individual balance sheets of the RefuSol Group Companies are required for the preparation of the Draft Effective Date Financial Statements, these individual balance sheets must (i) be prepared consistent with past practice (comprising of the individual unaudited or, to the extent they have been audited, audited financial statements of the respective RefuSol Group Companies as of 31 December 2012) and in accordance with generally accepted principles of accounting under the laws applicable to the RefuSol Group Companies in their respective jurisdictions (sentence 3 and sentence 4 of the Section 5.1 shall apply mutatis mutandis) and (ii) be transferred and adjusted to the Draft Effective Date Financial Statements in accordance with sentence 2 of this Section 5.1.
5.2    Financial Debt Statements, Working Capital Statements; Draft Effective Date Calculations
Based on the Draft Effective Date Financial Statements, the Purchaser shall instruct and cause the management of RefuSol Holding to prepare and deliver to the Parties without undue delay but no later than sixty (60) days after the Closing Date (i) a calculation of the Financial Debt as of the Effective Date and (ii) a calculation of the Net Working Capital as of the Effective Date (the calculations in (i) and (ii) collectively the Draft Effective Date Calculations).
5.3    Review of Draft Effective Date Financial Statements; Objections to Draft Effective Date Financial Statements
The Seller and the Purchaser and their respective auditors shall be entitled to review the Draft Effective Date Financial Statements and the Draft Effective Date Calculations within twenty (20) Business Days (Review Period). The review of the Draft Effective Date Financial Statements shall be restricted to whether the Draft Effective Date Financial Statements comply with the requirements set forth in Section 5.1. The review of the Draft Effective Date Calculations shall be restricted to whether the Draft Effective Date Calculations have been correctly derived from the Draft Effective Date Financial Statements in accordance with Section 5.2. The Review Period commences with receipt by both the Seller and the Purchaser of the Draft Effective Date Financial Statements and the Draft Effective Date Calculations. Any objections to the Draft Effective Date Financial Statements and the Draft Effective Date Calculations shall be notified to the Seller or the Purchaser, as the case may be, specifying in writing each individual balance sheet item in dispute and sufficient reasons for such objections. To the extent that neither Party duly notifies any objections to the Draft Effective Date Financial Statements or the Draft Effective Date Calculations within the Review Period, the Draft Effective Date Financial Statements and/or the Draft Effective Date Calculations shall become final and binding upon the Parties upon expiration of the Review Period.
5.4    Access to Information
The Parties and their advisors shall have full access to the management, accounts and other financial information of RefuSol Holding and RefuSol as is reasonably necessary for the review according to Section 5.3.
5.5    Notification of Objections
In the event that the Seller and/or the Purchaser notifies any objections to the Draft Effective Date Financial Statements and/or the Draft Effective Date Calculations, the Parties shall then attempt to reach an agreement on the treatment of such objections within twenty (20) Business Days from the expiration of the Review Period. Any amendments to balance sheet assessments or valuations unanimously agreed upon by the Parties shall be incorporated into the Draft Effective Date Financial Statements and – if applicable – into the Draft Effective Date Calculations.
5.6    Expert’s Proceedings

5.6.1
Any objections upon which the Parties do not reach an agreement according to Section 5.5 shall be decided upon by a written expert opinion (Schiedsgutachten). The expert shall examine whether the principles and calculations in Section 5.1 and Section 5.2 were complied with for the preparation of the Draft Effective Date Financial Statements and the Draft Effective Date Calculations. The expert shall give each Party a reasonable opportunity to present its views in writing. The expert must prepare a written expert's opinion (Schiedsgutachten) in his/her reasonable discretion (billiges Ermessen) in this regard within thirty (30) Business Days after his/her appointment, which shall be final and binding upon the Parties. Section 5.4 shall apply mutatis mutandis. The expert (Schiedsgutachter) shall neither interpret this Agreement nor decide upon legal issues unless such legal issues exclusively regard generally accepted principles of accounting under HGB (Grundsätze ordnungsgemäßer Buchführung).

5.6.2
The expert shall be jointly appointed by the Parties. If, upon the request of the Seller or the Purchaser to appoint an expert, the Parties do not agree upon the expert within ten (10) Business Days after the expiration of the twenty Business Day-period under Section 5.5, then such expert shall be appointed, upon the request of either the Seller or the Purchaser, by the Chairman of the Board (Vorsitzender des Vorstands) of the German Institute of Public Auditors in Germany (Institut der Wirtschaftsprüfer in Deutschland e.V.) in Düsseldorf.

5.6.3
Upon request by the expert, the Parties shall make an appropriate advance payment upon the costs and expenses of the expert which shall be borne by the Seller and the Purchaser in equal amounts. The expert may decide in its equitable discretion upon the final allocation of the costs and expenses, taking into account the degree of success or unsuccessfulness of the Parties. Each Party shall bear its own costs and the costs of its advisors and counsel.

5.6.4
Any balance sheet assessments or valuations determined in an opinion in accordance with this Section 5.6 within the scope of the expert’s mandate shall be incorporated into the Draft Effective Date Financial Statements and – if applicable – into the Draft Effective Date Calculations.

5.7    Effective Date Financial Statements and Effective Date Calculations
The Draft Effective Date Financial Statements and the Draft Effective Date Calculations, to the extent they have become final and binding upon the Parties upon expiration of the Review Period pursuant to Section 5.3 and into which any amendments to balance sheet assessments or valuations unanimously agreed upon by the Parties pursuant to Section 5.5 and any balance sheet assessments or valuations determined in a final and binding expert’s opinion in accordance with Section 5.6 have been incorporated, are herein referred to as the Effective Date Financial Statements and the Effective Date Calculations, respectively.

SECTION 6
EBITDA-BASED EARN-OUT

6.1    Earn-out Amount

6.1.1
As a subsequent increase of the Purchase Price, the Purchaser and, to the extent the Earn-out Amount is payable in shares of the Parent Company in accordance with Section 6.9, the Parent Company shall pay to the Seller a one-time earn-out payment amounting to EUR 10,000,000 (in words: ten million euros) (Earn-out Amount) if the Combined EBITDA as defined in Section 6.1.2 below reaches US$ 50,000,000 (in words: fifty million US$).

6.1.2
Combined EBITDA shall mean the Solar Energy Segment’s (as defined below) operating income for the 12-months period beginning on the first day of the month in which the Closing takes place (Earn-out Period), as consistently (comprising of the SEC Reports of the Parent Company for the financial year 2012) applied and reported in (i) the financial statements filed with the United States Securities and Exchange Commission (SEC) Form 10-Qs and Form 10-K reports (SEC Reports) for full calendar quarters, and (ii) in the internal management financials for full months outside the calendar quarters, plus, in accordance with generally accepted principles of accounting under the applicable laws, depreciation and amortization of such segment. The Parent Company acknowledges that it has not in the past and will not for the duration of the Earn-out Period apply restructuring charges to the Solar Energy Segment in the SEC Reports. To the extent the Combined EBITDA is negatively influenced by any circumstance that entails a liability or indemnification obligation of the Seller under this Agreement, the amount of such liability or indemnification obligation (whether already paid to the Purchaser or the RefuSol Group Companies or not) shall be added to the Solar Energy Segment’s operating income for the Earn-out Period.

6.1.3
Solar Energy Segment shall mean the “Solar Energy Segment” as described in the SEC Form 10-Q for the fiscal quarter ended 30 September 2012 consisting of AE Solar Energy, Inc. and, from the first day of the month in which the Closing takes place, including the RefuSol Group Companies. For the avoidance of doubt, the Earn-out Period will include the Refusol Group Companies’ financial performance from 1 April 2013 to Closing.

6.1.4    The Earn-out Amount decreases in a step function if the Combined EBITDA is less than US$ 50,000,000 and more than US$ 46,000,000

12 Months Combined EBITDA	Max. Earn-out Amount

Less than US$ 46,000,000	EUR 0
US$ 46,000,000 to US$ 46,999,999	EUR 2,000,000
US$ 47,000,000 to US$ 47,999,999	EUR 4,000000
US$ 48,000,000 to US$ 48,999,999	EUR 6,000000
US$ 49,000,000 to US$ 49,999,999	EUR 8,000000
US$ 50,000,000 or greater	EUR 10,000,000

6.1.5	As noted in Section 6.1.4 above, if the Combined EBITDA is below US$ 46,000,000, no Earn-out Amount will be payable.

6.1.5	The Purchaser and the Parent Company undertake to use commercially reasonable efforts to achieve the highest Combined EBITDA possible.
6.2    Determination of Preliminary Earn-out Amount

6.2.1
The Parent Company will provide to the Seller sixty (60) days after the end of each calendar quarter beginning with or following the Closing Date reviewed and approved consolidated balance sheets and consolidated profit and loss statements of the Solar Energy Segment.

6.2.2
The Parent Company will further provide to the Seller 60 days after the end of the Earn-out Period (i) management reviewed and approved consolidated profit and loss statements of the Solar Energy Segment for the Earn-out Period that were prepared in accordance with generally accepted principles of accounting under the applicable laws (Draft P&L Statements), (ii), based on the Draft P&L Statements, a draft calculation of the respective Earn-out Amount in accordance with Section 6.1 (Draft Earn-out Calculation) showing (a) the calculation of the Combined EBITDA, and (b) the calculation of the Earn-out Amount on the basis of the Combined EBITDA; and (iii) the certificate of the Parent Company’s Controller or Chief Financial Officer confirming that the respective Draft Earn-out Calculation has been calculated in accordance with Section 6.1 above. The Earn-out Amount calculated pursuant to the preceding sentence shall be referred to as the Preliminary Earn-out Amount.

6.3    Allocation of portion of Seller’s Earn-out to Employees of Refusol
The Seller agrees to pay a minor portion of its Earn-out Amount as set forth in Annex 6.3 and have such amount remitted to the employees of Refusol listed in Annex 6.3 within five days of the receipt of the Earn-out Amount should such employees continue to be employed by Refusol and to be in good standing at the date of the payment of the Earn-out Amount. For the avoidance of doubt, the amounts set forth in Annex 6.3 shall be gross amounts, and the employees shall be paid only the respective net amounts. The Seller shall only be obliged to remit any such amount if the Earn-out Amount is paid to the Seller in full (EUR 10,000,000). Any payments under this Section 6.3 shall be coordinated with Refusol to ensure that applicable taxes and social security deductions are made.
6.4    Review of Draft Earn-out Calculation; Objections to Draft Earn-out Calculation
The Seller and its auditors shall be entitled to review the Draft P&L Statements and the Draft Earn-out Calculation within twenty (20) Business Days (Earn-out Review Period). The review of the Draft P&L Statements and the Draft Earn-out Calculation shall be restricted to whether the Draft P&L Statements and the Draft Earn-out Calculation comply with the requirements set forth in Sections 6.1 and 6.2. The Earn-out Review Period commences with receipt by the Seller of the Draft P&L Statements and the Draft Earn-out Calculation. Any objections of the Seller to the Draft P&L Statements and the Draft Earn-out Calculation shall be notified to the Purchaser and the Parent Company specifying in writing each individual item in dispute and sufficient reasons for such objections. To the extent that the Seller does not duly notify any objections to the Draft P&L Statements and the Draft Earn-out Calculation within the Earn-out Review Period, the Draft P&L Statements and/or the Draft Earn-out Calculation shall become final and binding upon the Parties upon expiration of the Earn-out Review Period.

6.5    Access to Information
The Seller and its advisors shall have full access to the management, accounts and other financial information of the Parent Company and its affiliates (including, for the avoidance of doubt, the RefuSol Group Companies) as is reasonably necessary for the review according to Section 6.4. The Seller shall treat such information as confidential information of the Parent Company.
6.6    Notification of Objections
In the event that the Seller notifies any objections to the Draft P&L Statements and/or the Draft Earn-out Calculation, the Parties shall then attempt to reach an agreement on the treatment of such objections within twenty (20) Business Days from the expiration of the Earn-out Review Period. Any amendments unanimously agreed upon by the Parties shall be incorporated into the Draft P&L Statements and the Draft Earn-out Calculation.
6.7    Expert’s proceedings

6.7.1
Any objections upon which the Parties do not reach an agreement according to Section 6.6 shall be decided upon by a written expert opinion (Schiedsgutachten). The expert shall examine whether the requirements set forth in Sections 6.1 and 6.2 were complied with for the preparation of the Draft P&L Statements and the Draft Earn-out Calculation. The expert shall give each Party a reasonable opportunity to present its views in writing. The expert must prepare a written expert's opinion (Schiedsgutachten) in his/her reasonable discretion (billiges Ermessen) in this regard within thirty (30) Business Days after his/her appointment, which shall be final and binding upon the Parties. Section 6.5 shall apply mutatis mutandis. The expert (Schiedsgutachter) shall neither interpret this Agreement nor decide upon legal issues unless such legal issues exclusively regard generally accepted principles of accounting under the applicable laws.

6.7.2
The expert shall be Ernst & Young in Denver. If, upon the request of the Seller or the Purchaser, Ernst & Young in Denver does not agree to act as an expert within ten (10) Business Days after the expiration of the twenty Business Day-period under Section 6.6, then such expert shall be appointed, upon the request of either the Seller or the Purchaser, by the American Institute of Certified Public Accountants (AICPA), New York office, 1211 Avenue of the Americas, New York, NY 10036-8775, USA.

6.7.3
Upon request by the expert, the Parties shall make an appropriate advance payment upon the costs and expenses of the expert which shall be borne by the Seller and the Purchaser in equal amounts. The expert may decide in its equitable discretion upon the final allocation of the costs and expenses, taking into account the degree of success or unsuccessfulness of the Parties. Each Party shall bear its own costs and the costs of its advisors and counsel.

6.7.4
Any amendments determined in an opinion in accordance with this Section 6.7 within the scope of the expert’s mandate shall be incorporated into the Draft P&L Statements and the Draft Earn-out Calculation.

6.8    P&L Statements and Earn-out Calculation
The Draft P&L Statements and the Draft Earn-out Calculation, to the extent they have become final and binding upon the Parties upon expiration of the Earn-out Review Period pursuant to Section 6.4 and into which any amendments unanimously agreed upon by the Parties pursuant to Section 6.6 and any amendments determined in a final and binding expert’s opinion in accordance with Section 6.7 have been incorporated, are herein referred to as the P&L Statements and the Earn-out Calculation, respectively.
6.9    Payment of Preliminary Earn-out Amount

6.9.1	The Preliminary Earn-out Amount shall be paid within 70 days after the end of Earn-out Period as follows:

(a)	50% of the Preliminary Earn-out Amount shall be paid in cash by the Purchaser to the Seller;

(b)
50% of the Preliminary Earn-out Amount shall be paid in shares of the Parent Company to the Seller (Earn-out Shares). The number of Earn-Out Shares shall be determined by the Maximum US Dollar Equivalent (defined below) divided by the Strike Price (defined below). The strike price for calculating the number of Earn-Out Shares the Parent Company has to provide to the Seller shall be US$ 18.8495 (Strike Price). The maximum US dollar equivalent shall equal EUR 5,000,000 x the $US to EUR exchange rate of 1.2897 (Maximum US Dollar Equivalent). In no event shall the number of Earn-out Shares issuable to the Seller by the Parent Company exceed 342,105 (in words: three hundred forty two thousand and one hundred and five) shares (Maximum Earn-out Shares) assuming that 50% of the Preliminary Earn-out is paid in full, as calculated above. Amounts shall be rounded down or up one share to avoid the issuance of a fractional share.

The Seller acknowledges that the Earn-out Shares payable in accordance with this Section 6.9 are issued under an exemption from registration under the US Securities and Exchange Commission rules and regulations, and accordingly, are subject to restrictions on transfer for up to one year. The Parent Company will provide the Earn-out Shares to the Seller free of any restrictive legends unless legally required to qualify under the applicable regulation or exemption.
As of the Signing Date, Seller (i) is an accredited investor and not a U.S. person within the meaning of Regulation D and Regulation S of the U.S. Securities Act of 1933, as amended (33 Act), (ii) will acquire the Earn-Out Shares for its own account and not for the account or benefit of any U.S. Person, and (iii) agrees to resell the Earn-Out Shares (if it decides to do so) in accordance with an available exemption under the 33 Act, or Regulation S, Regulation D or Rule 144 of the 33 Act.

6.9.2
Notwithstanding sentence 2 of this Section 6.9.2, the Earn-out Amount shall become immediately due and payable in full (EUR 10,000,000) if the Purchaser or the Parent Company divest or cease to operate a substantial and material part of the Solar Energy Segment before the end of the Earn-out Period; provided, however, that the above provision shall not apply to restructurings (e.g., plant and office consolidations, employee consolidations, material write-downs, etc.) not entailing an extraordinary divestiture of a material part of the Solar Energy Segment, that are excluded from the Combined EBITDA calculation as set forth in the second to last sentence of Section 6.1.2 above. Furthermore, (i) any extraordinary disposals of parts of the Solar Energy Segment that are not substantial and material and (ii) any extraordinary acquisitions, for (i) and (ii) that are entered into after the date of this Agreement and either add to the Combined EBITDA or detract from the Combined EBITDA defined in Section 6.1.1 shall be neutralized for the purposes of calculating the Combined EBITDA (e.g., not adversely affect the Combined EBITDA). For the purpose of neutralizing such acquisitions or disposals, the Purchaser and the Parent Company shall hold separate in their accounting systems any parts of the Solar Energy Segment that are acquired by way of such acquisitions or disposed of by way of sale until the end of the Earn-out Period

6.10    Earn-out Adjustment

6.10.1
If on the basis of the P&L Statements and the Earn-out Calculation the Earn-out Amount exceeds the Preliminary Earn-out Amount, the Purchaser and, to the extent the Earn-out Amount is payable in shares of the Parent Company in accordance with Section 6.9, the Parent Company shall pay to the Seller an amount equal to such excess (in shares). If the Earn-out Amount falls short of the Preliminary Earn-out Amount, the Seller shall pay to the Purchaser such shortfall and, to the extent the Preliminary Earn-out Amount has been paid in shares of the Parent Company in accordance with Section 6.9, return to the Parent Company such number of shares.

6.10.2	Any such amount calculated in accordance with Section 6.10.1 (Earn-out Adjustment) shall be paid as follows:

(a)
Any Earn-out Adjustment owed by the Purchaser and the Parent Company shall be paid by the Purchaser and the Parent Company within ten (10) Business Days after the P&L Statements and the Earn-out Calculation having become final and binding upon the Parties in accordance with Section 6.8;

(b)
any Earn-out Adjustment owed by the Seller shall be paid by the Seller within ten (10) Business Days after the P&L Statements and the Earn-out Calculation having become final and binding upon the Parties in accordance with Section 6.8.

SECTION 7
SELLER’S GUARANTIES
7.1    Form and Scope of Seller’s Guaranties
The Seller hereby guarantees to the Purchaser by way of an independent promise of guaranty pursuant to sec. 311 para. 1 of the German Civil Code (Bürgerliches Gesetzbuch – BGB) (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) within the scope and subject to the requirements and limitations provided in Section 8 hereof or otherwise in this Agreement that the statements set forth in Sections 7.2 through 7.17(a) are correct as of the date of this Agreement (Signing Date) , unless explicitly provided otherwise in this Section 7. The Seller and the Purchaser agree and explicitly confirm that the guaranties in Sections 7.2 through 7.17(a) are not granted, and shall neither be qualified and construed as agreements on quality (Beschaffenheitsvereinbarungen) within the meaning of Section 434 para 1 of the BGB nor as quality guaranties concerning the object of the purchase (Garantien für die Beschaffenheit der Sache) within the meaning of sec. 443, 444 of the BGB.
7.2    Corporate Issues and Authority of the Seller

7.2.1
The statements in Sections 1.1 and 1.2 hereof regarding RefuSol Holding and the Subsidiaries are complete and correct. The RefuSol Group Companies have been duly established and are validly existing under the laws of their respective jurisdiction. Annex 7.2.1 sets forth a complete list of the Refusol Group Companies, the country of incorporation, and the officers and directors and the countries where each company must qualify as a foreign corporation for corporate law purposes (Betriebsstätten).

7.2.2
The Shares as well as the shares in RefuSol and the Refusol Group Companies have been validly issued, have been fully paid in, either in cash or in kind, and are free from any encumbrances or other rights of third parties, and there are no pre-emption rights (Vorkaufsrechte), options, voting arrangements or other rights of third parties to acquire any of the Shares or any of the shares in RefuSol or the RefuSol Group Companies. Annex 7.2.2 sets forth a complete and accurate list of the authorized, issued and outstanding equity interest of each of the RefuSol Group Companies and the owners of such equity interest.

7.2.3
The Seller is entitled to freely dispose of the Shares in accordance with the terms of this Agreement without such a disposal infringing any rights of a third party. The Seller has all requisite authority and power to execute and perform this Agreement and to consummate the transactions contemplated thereby. The Agreement has been duly and validly executed by Seller and constitutes a legal, valid and binding obligation of the Seller enforceable in accordance with its terms. The execution of this Agreement and the consummation of the transactions contemplated thereby

(a)    does not result in a violation of Seller’s organizational documents,

(b)	does not, in order to be valid and binding on the Seller, require the consent of or notice to any other person or create an encumbrance on any assets of RefuSol Group Companies, or
(c)    does not violate any law or regulation applicable to the Seller.

7.2.4
No bankruptcy, insolvency or judicial composition proceedings concerning the RefuSol Group Companies have been applied for. No circumstances exist which would require an application for any bankruptcy, insolvency or judicial composition proceedings nor do any circumstances exist according to any applicable bankruptcy or insolvency laws which would justify the avoidance of this Agreement.

7.3    Domination, Profit and Loss Pooling and other Enterprise Agreements
Except as set forth in Annex 7.3 the RefuSol Group Companies are not parties to any domination agreements (Beherrschungsverträge), profit and loss pooling agreements (-gewinnabführungsverträge) or other enterprise agreements (andere Unternehmensverträge) within the meaning of sec. 291, 292 of the German Stock Corporation Act (Aktiengesetz – AktG).
7.4    Financial Statements
The Audited Consolidated Financial Statements present a true and fair view of the assets and liabilities (Vermögenslage), financial position (Finanzlage) and earnings position (Ertragslage) of the consolidated RefuSol Group Companies as of their respective dates. Except as set forth in Annex 7.4(b), the RefuSol Group Companies have not incurred any liabilities, indebtedness obligations of any nature in the meaning of sec. 285 no. 3 and no. 3a of the HGB or in the meaning of sec. 251 of the HGB, outside the ordinary course of business, that are not shown in the Audited Consolidated Financial Statements.
7.5    Real Property and Leases
The RefuSol Group Companies do not own any real property (Grundstücke). Annex 7.5 contains a complete listing of all leases (Leased Real Property), the location of the leased premises, the term of such lease and the annual lease payments.
7.6    Assets

Annex 7.6 contains a correct and complete SAP-list of all non-current assets with a value of at least EUR 10,000 of RefuSol as of 26 March 2013. The Purchaser acknowledges that – although Annex 7.6 also lists non-current assets with a value of less than EUR 10,000 – no guaranty is given by the Seller with regard to non-currents assets with a value of less than EUR 10,000.
7.7    Intellectual Property Rights

7.7.1
RefuSol Holding or RefuSol are the owners of, or have full right to use the intellectual property rights (gewerbliche Schutzrechte) which are listed in Annex 7.7.1(a) and which are registered in the respective registers or whose registration has been applied for (Intellectual Property Rights). The Intellectual Property Rights, the unregistered intellectual property rights owned by RefuSol Holding and RefuSol and the intellectual property rights licensed-in from third parties and listed in Annex 7.7.1(b) constitute all necessary registered and unregistered intellectual property rights and licenses that are material for the businesses of the RefuSol Group Companies as currently operated as of the Signing Date.

7.7.2
RefuSol has duly complied with, to the extent required by law, the provisions of the German Act on Employee Inventions (Arbeitnehmererfindungsgesetz) and has paid all remuneration due to persons entitled to any compensation under the German Act on Employee Inventions.

7.7.3
With the exception of the proceedings set forth in Annex 7.7.3, to the Seller’s Best Knowledge, no third party is infringing, violating or misappropriating the Intellectual Property Rights or the unregistered intellectual property rights owned by RefuSol Holding or RefuSol. Except as disclosed in Annex 7.7.3, the Intellectual Property Rights and the unregistered intellectual property rights owned by RefuSol Holding or RefuSol are not the subject of any judicial or regulatory proceedings in which the validity of the Intellectual Property Rights is being challenged and, to the Seller’s Best Knowledge, there are no facts or circumstances which would justify the cancellation (Löschung) or invalidation (Nichtigerklärung) of the Intellectual Property Rights.

7.7.4	Any and all payments required to maintain the Intellectual Property Rights have been duly made and all other measures required for these purposes, as the case may be, have been timely and duly taken.

7.7.5
Between July 2007 and the Signing Date, except as disclosed in Annex 7.7.5 none of the RefuSol Group Companies has received any written communication (nor has legal action been instituted, settled or threatened in writing) that alleges that any of the RefuSol Group Companies has infringed, violated or misappropriated the intellectual property rights of any other person. To the Seller’s Best Knowledge, the RefuSol Group Companies have not prior to the Signing Date infringed any intellectual property rights of third parties.

7.8     Employment Matters

7.8.1
Annex 7.8.1 contains a list of those employees whom the Purchaser considers to be key employees (Key Employees). As of the Signing Date, no Key Employee has terminated his engagement. Purchaser has been provided with any and all current employment agreements with such Key Employees listed in no. 1 of Annex 7.8.1 and will be provided with the employment agreements of all other Key Employees after the Signing Date. Annex 7.8.1 sets forth the Seller’s obligation to transfer an employee of RefuSol to Seller or a Prettl Affiliate and assume such employee’s employment agreement and other obligations.

7.8.2	Annex 7.8.2 contains a complete list of all collective bargaining agreements and works agreements (Betriebsvereinbarungen) of RefuSol Holding and RefuSol.

7.8.3	Except as disclosed in Annex 7.8.3, in the last three years prior to the Signing Date, the RefuSol Group Companies have not experienced any strike or labour interruption (Arbeitskampfmaßnahmen).

7.8.4
To the extent not listed in Annex 7.8.2, Annex 7.8.4 contains a complete list of all employee pension plans (betriebliche Alterversorgung) and written company-wide benefit plans for each of the Refusol Group Companies. For each of the RefuSol Group Companies provisions relating to these employee pension plans have been made in the Audited Consolidated Financial Statements to the extent required by the applicable generally accepted principles of accounting.

7.9    Legal Disputes
With the exception of the proceedings set forth in Annex 7.9, there are no judicial, arbitral or regulatory proceedings ( related to disputes) to which any of the RefuSol Group Companies is a party. Within the past 18 months prior to the Signing Date, in addition to those proceedings set forth in Annex 7.9 no such judicial, arbitral or contested regulatory proceedings have been threatened in writing against (or otherwise involving (Streitverkündung)) any of the RefuSol Group Companies.
7.10    Product Liability and Compliance with Product Warranties
Except as disclosed in Annex 7.10, to the Seller’s Best Knowledge, the RefuSol Group Companies have not produced and sold any products that could lead to material product liability. Except as disclosed in Annex 7.10, to the Seller’s Best Knowledge, none of the RefuSol Group Companies has any material liability for replacement, repair or refund relating to its products (i) in excess of its warranty reserve provisions made in the financial statements for the financial year 2012 or (ii) incurred since the cut-off date of the financial statements for the financial year 2012 outside the ordinary course of business. During the last twenty four months prior to the Signing Date, except as disclosed in Annex 7.10, none of the RefuSol Group Companies has been notified in writing of, or, to the Seller’s Best Knowledge, is otherwise aware of, any epidemic product failures or claims that any of its products may have caused a fire. In addition, except as disclosed in Annex 7.10, to the Seller’s Best Knowledge none of the RefuSol Group Companies are aware of any claims for any extraordinary product returns, warranty obligations or product services related to its products or services that could lead to material product liability. Except as otherwise disclosed in Annex 7.10, to the Seller’s Best Knowledge, (i) the RefuSol Group Companies have obtained all UL, IEC and CEC product certifications and listings that are material to the business, and (ii) all information concerning the listed or certified products presented to the relevant listing agencies continues to be accurate, and (iii) there exist no facts or circumstances that are likely to result in the elimination of any such listings or certifications.
7.11    Compliance with Material Laws
To the Seller’s Best Knowledge, the RefuSol Group Companies conduct their respective businesses materially in compliance with all material public laws (including, but not limited to, environmental laws) that are applicable to the respective RefuSol Group Companies.
7.12    Subsidies
Annex 7.12 lists all public grants (Zuschüsse), allowances, aids and other subsidies (Subventionen) (Public Subsidies) specifically granted to any of the RefuSol Group Companies within the period of three years prior to the date of this Agreement. To the Seller’s Best Knowledge, with respect to the Public Subsidies, the RefuSol Group Companies are in material compliance with applicable requirements, and no proceedings regarding a revocation, refund or withdrawal of a Public Subsidy have been initiated or, to the Seller’s Best Knowledge, threatened in writing and to the Seller’s Best Knowledge, there are, for the avoidance of doubt, other than the change of ownership in RefuSol Holding that will occur in the course of the consummation of this Agreement, no circumstances which would justify the initiation of such proceedings.
7.13    Conduct of Business
Since 1 January 2013 until the Signing Date, the business operations of RefuSol Holding, RefuSol and the other RefuSol Group Companies have been conducted exclusively in the ordinary course of business and in substantially the same manner as before. Specifically, RefuSol Holding, RefuSol and other RefuSol Group Companies have not

7.13.1	issued any shares or otherwise granted a participation in RefuSol Holding, RefuSol or other RefuSol Group Companies to third parties;

7.13.2	made any investment or entered into any contractual obligation to this effect outside the ordinary course of business;

7.13.3	acquired or sold any fixed assets outside the ordinary course of business and at terms which are not at arm’s length;

7.13.4	incurred any liability to third parties outside the ordinary course of business (including extensions to standard product warranties);

7.13.5	terminated any insurance contracts for the business operations of RefuSol Holding or RefuSol;

7.13.6	granted or prolonged any loans to third party outside the ordinary course of business; or

7.13.7
extended any guarantees, suretyships, letters of comfort, performance or warranty bonds or similar instruments securing any indebtedness or other obligation of any third party (including Entities of the Prettl Group).

7.14    No unlawful Business Practices
The RefuSol Group Companies and their directors, officers and employees have not, in connection with the business of the RefuSol Group Companies, (i) used any funds of the RefuSol Group Companies for bribes (Schmiergelder) or other unlawful purposes in violation of applicable criminal laws (Strafgesetze) in the countries in which they operate, sell or service; (ii) requested or accepted any bribes or other unlawful benefits in violation of applicable criminal laws (Strafgesetze); or (iii) established or maintained any funds or assets, in each case in violation of applicable criminal laws (Strafgesetze) in the countries in which they operate, sell or service. In particular, the Refusol Group Companies have not violated any applicable anti-bribery law (including, the German Criminal Code (Strafgesetzbuch) and the US Foreign Corrupt Practices Act of 1977, as amended). Since 1 January 2009 the RefuSol Group Companies have not conducted any business transactions with any entities, persons, or government agencies of the countries listed in Annex 7.14.
7.15    Material Agreements

7.15.1
Annexes 7.15.1(a) through (l) include for each of the RefuSol Group Companies correct and complete lists of the following agreements with third parties (including Entities of the Prettl Group) with principal obligations (Hauptleistungspflichten) not yet fully performed, and correctly state for each such agreement the type of agreement, parties, date and nature as well as the date of the latest of any ancillary agreements, amendments, side letters, waivers and similar documents, if any (Material Agreements):

(a)    agreements for joint ventures, strategic alliances and joint development of products;

(b)
credit or lending agreements with any RefuSol Group Company as a lender or borrower and other instruments evidencing financial indebtedness of any RefuSol Group Company, in each case with outstanding amounts (including, without limitation, interest accrued);

(c)
guarantees, suretyships (Bürgschaften), letters of comfort (Patronatserklärungen), performance or warranty bonds and similar instruments issued by any (i) third party (including Entities of the Prettl Group) or (ii) any RefuSol Group Company, to secure any indebtedness or other obligation of a RefuSol Group Company or of a third party, respectively;

(d)	agreements regarding swaps, options, forward sales or purchases (other than in the ordinary course of business), futures and other financial derivatives and combinations thereof;

(e)	agreements to sell or otherwise dispose of any noncurrent assets with a fair market or replacement value in excess of EUR 100,000.00 (in words: one hundred thousand euros);

(f)	agreements relating to capital expenditures involving an amount exceeding EUR 100,000 (in words: one hundred thousand euros);

(g)
real estate lease agreements with any RefuSol Group Company in Germany, the Unitted States or India as landlord or tenant involving an annual rent (without ancillary costs) in excess of EUR 10,000 (in words: ten thousand euros);

(h)
agreements with any third party (including Entities of the Prettl Group) (i) establishing exclusivity of such third party in certain markets or territories with respect to the sale or distribution of photovoltaic inverters under or including the brand "RefuSol", (ii) containing other exclusivity terms or (iii) most-favored pricing provisions ;

(i)
agreements or purchase arrangements with suppliers (including Entities of the Prettl Group) where the estimated aggregate spend is expected to be greater than EUR 1,000,000 (in words: one million euros);

(j)
agreements or purchase orders with customers (including Entities of the Prettl Group), including agreements or purchase orders fully performed, where the aggregate purchase in 2012 was greater than EUR 2,500,000 (in words: two million fivehundred thousand euros);

(k)
license agreements with any third party (including Entities of the Prettl Group) that relate to intellectual property rights that are material to any RefuSol Group Company’s business, plans or operations;

a.	collective bargaining agreements and works council agreements for the German Refusol Group Companies.

7.15.2
Except as disclosed in Annex 7.15.1(a) through 7.15.1(l), to the Seller’s Best Knowledge (i) the Material Agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms, unless this, i.e. the ineffectiveness or unenforceability, would not cause a material adverse change to the RefuSol Group Companies taken as a whole; (ii) no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination, and no circumstances exist which give any party to a Material Agreement the right to terminate such Material Agreement; and (iii) no party to a Material Agreement is in material breach of a Material Agreement. Except as disclosed in Annex 7.15.1(a) through 7.15.1(l) (which disclosure clearly notes the existence of such change-of-control clause), none of the Material Agreements contains a change-of-control clause which gives the third party the right to terminate such Material Agreement for cause or to increase prices based on the exclusive argument that the ownership of the Shares in RefuSol Holding has changed or Entities of the Prettl Group have ceased to control or to hold certain minimum (direct or indirect) shareholdings in RefuSol Holding or RefuSol as a result of the consummation of this Agreement.
7.16    Contracts with Related Parties
Annex 7.16 sets forth a complete and accurate list of all written agreements with principal obligations (Hauptleistungspflichten) not yet fully performed between any RefuSol Group Company and a related party (including any company within the Prettl Group) as of the date hereof.
7.17    No broker fees or bonus payments
Neither the signing of this Agreement nor the consummation of the transactions contemplated in this Agreement triggers any severance payments to be made by any of the RefuSol Group Companies to its employees or any broker fees or bonus payments to be made by any of the RefuSol Group Companies to third parties or employees.
7.17a     Taxes

7.17a.1
The RefuSol Group Companies have duly and timely (taking into account extensions granted by the Tax Authorities) filed in accordance with applicable law all returns, forms and other statements required to be filed by such Group Company for Tax returns (Steuererklärungen) and have correctly included all required information. No RefuSol Group Company is currently subject to any audit, examination or similar proceedings by any Tax Authorities.

7.17a.2	All Taxes to be paid or withheld and remitted by the RefuSol Group Companies have been duly paid or withheld and remitted to the appropriate Tax Authority.

7.17a.3	No RefuSol Group Company has received any written Tax ruling or entered into or is currently under negotiations to enter into any agreement with any Tax Authority.

7.17a.4
No RefuSol Group Company has taken any measure deviating from the ordinary course of business which results in Taxes or other Tax disadvantages, in particular but not limited to constructive dividends (verdeckte Gewinnausschüttungen) and non-deductible business expenses (nicht abziehbare Betriebsausgaben), since 1 January 2013.

7.18    No other Seller’s Guaranties

7.18.1
The Purchaser explicitly acknowledges to purchase and acquire the Shares and the business of the RefuSol Group Companies without reliance upon any express or implied representations, warranties or guaranties of any nature made by the Seller except for the guaranties explicitly given by the Seller under this Agreement.

7.18.2
Without limiting the generality of the foregoing, the Purchaser acknowledges that (i) in deciding on the acquisition of the Shares and the business of the RefuSol Group Companies, and in determining the terms of the acquisition, the Purchaser has not relied on, and (ii) the Seller shall not be responsible, and give no representation, warranty or guaranty, with respect to:

(a)
any projections, estimates or budgets delivered or made available to the Purchaser or its counsel, accountants or advisors of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) or the future business operations of the RefuSol Group Companies;

(b)
any other information or documents made available to the Purchaser or its counsel, accountants or advisors with respect to the RefuSol Group Companies or the business of the RefuSol Group Companies, including, but not limited to, (i) all facts and circumstances contained in the data room made available to the Purchaser in the run-up to the transaction contemplated by this Agreement, (ii) the answers to the questions asked by the Purchaser or its counsel, accountants or advisors during the due diligence process, except as expressly set forth in this Agreement;

(c)    taxation issues, with the exception of the provisions in Section 10.

7.18.3	Seller’s Best Knowledge, within the meaning of this Agreement, shall mean only the actual knowledge, after due inquiry, of the persons listed in Annex 7.18.3 as of the Signing Date.
SECTION 8
REMEDIES FOR BREACH OF SELLER’S GUARANTIES
8.1    Restitution in kind; Damages

8.1.1
In the event of any breach or non-fulfilment by the Seller of any of the guaranties pursuant to Section 7, the Seller shall put the Purchaser or, at the election of the Seller, the respective RefuSol Group Company/Companies into the position the Purchaser or respectively the respective RefuSol Group Company/Companies, as the case may be, would have been in had the guaranty not been breached (restitution in kind; Naturalrestitution). If the Seller is unable to achieve this position within two months after having been notified by the Purchaser of the breach, the Purchaser may claim from the Seller for monetary damages (Schadenersatz in Geld), provided, however, that such damages shall only cover actual damages incurred by the Purchaser, and shall in particular not cover internal administration or overhead costs of the Purchaser, consequential damages (Folgeschäden), loss of profits (entgangener Gewinn) or any arguments that the Purchase Price was calculated upon incorrect assumptions.

8.1.2
The Seller shall not be liable for, and the Purchaser shall not be entitled to claim for, any damage of the Purchaser under or in connection with this Agreement if and to the extent (i) any damage of the Purchaser is covered by enforceable claims against third parties, including, but not limited to, through existing insurance policies and/or (ii) the matter to which the claim relates is provided for in the statutory financial statements of the RefuSol Group Companies for the financial year 2012.

8.1.3	The Seller shall not be liable for, and the Purchaser shall not be entitled to claim for, any damage if the Purchaser has not complied with the procedure set out in Section 8.2 or Section 8.6.

8.2    Procedure
If the Purchaser becomes aware of any circumstances which reasonably indicate the possibility of a breach of a guaranty pursuant to Section 7, the Purchaser shall without undue delay but in any case within thirty (30) Business Days notify the Seller thereof. Such notice shall state the nature and the circumstances of the possible breach as well as the likely amount involved to the extent such determination is possible at the time of the notice. The Purchaser shall provide all documents, other materials and information required by the Seller and their advisors to investigate the alleged breach.
8.3    De minimis; Threshold
The Seller shall not be liable for, and the Purchaser shall not be entitled to claim for, any claims for a breach of guaranties pursuant to Section 7 unless (i) the individual claim exceeds the amount of EUR 30,000 (in words: thirty thousand euros) (De Minimis) and (ii) the aggregate amount of the all individual claims exceeding the De Minimis exceeds the amount of EUR 500,000 (in words: five hundred thousand euros) (Threshold) (Freibetrag). If the sum of individual claims exceeding the De Minimis exceeds the Threshold, the Seller shall only be liable for, and the Purchaser shall only be entitled to claim for, the amount exceeding the Threshold. The Threshold shall not apply to claims for a breach of guaranties which are incomplete or incorrect due to a wilful act (vorsätzliche Handlung) of the Seller and the De Minimis and the Threshold shall not apply to claims for a breach of guaranties in Section 7.17a, Taxes.
8.4    Overall Scope of Seller’s Liability
Subject to sentences 2 through 5 of this Section 8.4, the Seller’s aggregate liability under this Agreement shall be limited to EUR 12,000,000 (in words: twelve million euros) (Cap). The Sellers’ aggregate liability for breaches of the provisions of this Agreement other than the guaranties set forth in Sections 7.2.1 through 7.2.3, Section 7.3, sentence 1 and sentence 2 of Section 7.7.1 and Section 7.17a and other than the provisions of Section 10 shall, however, be limited to EUR 6,000,000 (in words: six million euros) (General Cap). The Seller’s aggregate liability (i) for breaches of the Seller’s guaranties set forth in Section 7.17a and (ii) under Section 10 shall also be limited to a (separate) amount of EUR 6,000,000 (in words: six million euros) (Tax Cap). The aggregate liability of the Seller (i) for breaches of the Seller’s guaranties, other than the guaranties set forth in Sections 7.2.1 through 7.2.3, Section 7.3 and Section 7.17a, but including, for the avoidance of doubt, for breaches of the guaranties set forth in sentence 1 and sentence 2 of Section 7.7.1, and (ii) for breaches of the Seller’s guaranties set forth in Section 7.17a and under Section 10 shall in no event exceed the Cap. The Cap shall not apply to the guaranties set forth in Section 7.2.1 through 7.2.3 and 7.3, provided, however, that the overall liability of the Seller under these provisions shall in no event exceed the Purchase Price. The Cap, the General Cap and the Tax Cap shall also not apply to claims for breach of guaranties which are incomplete or incorrect due to a wilful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Seller.
8.5    Mitigation
Sec. 254 of the BGB shall remain unaffected, i.e. the Purchaser is in particular obliged to prevent the occurrence of any damages and to limit the scope of any damages incurred.
8.6    Third Party Claims
If the Purchaser becomes aware of any claim by a third party (Third Party Claim) which may give rise to a claim of the Purchaser for a breach of the guaranties pursuant to Section 7, the Purchaser shall without undue delay but in any case within thirty (30) Business Days notify the Seller of such Third Party Claim and shall provide the Seller with all documents, other materials and information required by the Seller and their advisors to evaluate such Third Party Claim. The Parties shall cooperate in defending such Third Party Claim. With respect to Third Party Claims being brought against any of the RefuSol Group Companies, the Parties agree that the Third Party Claim shall, in principle, be defended by the respective company, taking into account the legitimate interests of the Seller. The Seller shall be entitled to participate in all negotiations and meetings with the third party. To the extent there is no breach of a guaranty pursuant to Section 7 the costs and expenses reasonably incurred by the Seller in connection with the proceeding relating to the Third Party Claim shall be borne by the Purchaser.
8.7    Limitation Periods
All claims for any breach of the guaranties pursuant to Section 7 and any claims for indemnification in accordance with Section 11.2 and Section 12 shall become time-barred (verjähren) eighteen (18) months after the Closing Date, except for (i) claims based on a breach of the guaranties given under Sections 7.2.1 through 7.2.3 which shall become time-barred three years after the Closing Date and (ii) claims based on a breach of the guaranties given under Section 7.17a which shall become time-barred seven years after the Closing Date. Sec. 203 of the BGB shall not apply.
8.8    Exclusion of Further Remedies
The Parties agree that the remedies for a breach of any of the guaranties of the Seller pursuant to Section 7 above supersede and replace any statutory buyer's rights under applicable law and that such remedies shall, with the exception of breaches of the Seller’s guaranties set forth in Section 7.17a for which the Purchaser’s right to claim indemnification in accordance with Section 10 shall not be excluded, be the exclusive remedies available to the Purchaser if a guaranty of the Seller pursuant to Section 7 above is breached. This shall, in particular, but without limitation, apply to any claims for pre-contractual fault (sec. 311 para. 2 and 3 of the BGB), claims for breach of contract (Pflichtverletzung aus dem Schuldverhältnis), the right to reduce the Purchase Price (Minderung), the right to rescind this Agreement (Rücktritt), and any liability in tort (Deliktshaftung), unless the claim in question is based on a wilful act (vorsätzliche Handlung) or fraudulent misrepresentation (arglistige Täuschung) of the Seller.
8.9    Purchase Price Adjustment
Any payments made under this Section 8 in conjunction with Section 7, under Section 9 or under Section 10 et seqq. shall be considered an adjustment of the Purchase Price paid to the Seller. If and to the extent the Seller makes payments directly to the RefuSol Group Companies under this Section 8 in conjunction with Section 7 or under Section 10 et seqq., such payment shall be considered an adjustment of the Purchase Price paid to the Seller and shall be regarded as contribution by the Purchaser into the capital reserves of the respective RefuSol Group Company
SECTION 9
PURCHASER’S AND PARENT COMPANY’S GUARANTIES
9.1    Purchaser's and Parent Company’s Guaranties
The Purchaser and the Parent Company hereby guarantee by way of an independent promise of guaranty pursuant to Sec. 311 para. 1 of the BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) that

9.1.1
the execution, delivery and performance by the Purchaser and the Parent Company of this Agreement and the consummation of the transaction contemplated hereby are within the Purchaser’s and the Parent Company’s respective corporate powers and have been duly authorized by all necessary corporate actions of the Purchaser and the Parent Company and their respective subsidiaries and this Agreement is legally valid, binding and enforceable against the Purchaser and the Parent Company at its terms;

9.1.2
the Purchaser has sufficient immediately available funds to pay the Preliminary Purchase Price at Closing and to make all other payments required to be made under or in connection with this Agreement and the Parent Company has sufficient immediately available authorized shares of the Parent Company to make all share transfers required to be made under or in connection with this Agreement;

9.1.3
neither the Purchaser nor the Parent Company, after due inquiry with their respective advisors, is aware of (i) any facts or circumstances which could reasonably be expected to result in a claim being made against the Seller or (ii) any misrepresentation by or on behalf of the Seller in connection with this Agreement.

9.2    Indemnification
In the event that the Purchaser or the Parent Company is in breach of any guaranty pursuant to Section 9, the Purchaser and Parent Company shall indemnify and hold harmless the Seller from any damages incurred by the Seller. All claims of the Seller arising under this Section 9 shall be time-barred three years after the Closing Date.
SECTION 10
INDEMNITY FOR TAX
10.1    Definition of Tax
For the purposes of this Agreement:
Tax means (i) any tax (Steuer) within the meaning of sec. 3 para. 1 and 3 of the German Fiscal Code (Abgabenordnung), or a corresponding foreign law provision, imposed by any federal, state or local tax authority competent for the imposition of such tax (each a Tax Authority and collectively the Tax Authorities), together with any ancillary tax charges (steuerliche Nebenleistungen) (such as e.g. interest, costs, or additions to tax (Steuerzuschläge)) within the meaning of sec. 3 para. 4 of the German Fiscal Code (Abgabenordnung), or a corresponding foreign law provision, (ii) any social security contributions (Sozialversicherungsbeiträge), (iii) any payment obligation under a secondary liability with respect to charges within the meaning of (i) to (ii) (Haftungsverbindlichkeiten), (iv) surcharges, penalties and fines relating to the aforementioned charges and liabilities according to (i) to (iii) for the aforementioned taxes.
Tax Proceeding means any administrative and judicial proceeding or action of any RefuSol Group Company relating to any Tax including preparatory measures e.g. preparation of Tax Returns, Tax assessments, Tax audits, objections, appeals, meeting and correspondence with any Tax Authority (as defined above).

Tax Refund means any received repayment of any Tax (including – but not limited to – by way of set-off or deduction) and any claim for a Tax repayment attributable to periods up to and including the Effective Date
Tax Return means any return, declaration or similar document relating to any Tax and to be submitted to any Tax Authority, including any schedule or attachment thereto.
10.2    Tax Indemnification

10.2.1
The Seller agrees to indemnify and hold harmless the Purchaser, or, in the Purchaser’s absolute discretion the relevant RefuSol Group Company, from and against all Taxes which are imposed on any of the RefuSol Group Companies, are due for payment (fällig) taking into consideration any extension period granted by the Tax Authorities, and are attributable to periods up to and including the Effective Date (Indemnified Taxes), but only if and to the extent that

(a)	there is for a specific Tax assessed, no Tax accrual or Tax provision that has a specific cash reserve for such Tax as noted in the Effective Date Financial Statements;

(b)
none of the RefuSol Group Companies has a corresponding valid and enforceable claim for a Tax Refund or indemnification against a third party or such claim, where existing, has been assigned to the Seller;

(c)
the Indemnified Tax does not correspond to or cannot be offset against future Tax reductions (Steuerminderungen) arising after the Effective Date at the level of a RefuSol Group Company, the Purchaser or any of the Purchaser's affiliates in the meaning of sec. 15 et seqq. of the AktG and out of a circumstance having triggered a Tax indemnification claim, including but not limited to reciprocal effects (Wechselwirkungen) resulting e.g. from the extension of depreciation periods or higher depreciation allowances (Phasenverschiebung) or from transfer of items relevant for Indemnified Taxes (e.g. turnover, income, expenses, VAT payable corresponding with a VAT refund etc.) into another calendar year or transfer of Tax items from one entity to another entity. The Tax benefit shall be determined by discounting the possible future reductions in Taxes over a deemed period of four (4) years of the potential Tax benefits, applying (i) the Tax rate applicable in the year in which the Tax benefit could arise for the first time in the relevant jurisdiction, and (ii) a discount rate of 6.5 % p.a.

For the avoidance of doubt, the Seller shall not indemnify the Purchaser for Taxes other than the Indemnified Taxes.

10.2.2
The Seller shall indemnify the Purchaser or at the Purchaser's sole discretion the respective RefulSol Group Company from and against all Taxes imposed on a RefuSol Group Company due to and in connection with the Earn-out payments pursuant to Section 6.3.

10.2.3
With respect to Tax of any RefuSol Group Company which are assessed or collected within Tax assessment or Tax collection periods beginning prior to or on the Effective Date but ending after the Effective Date and which are based on income, profit or turnover, the amount of Tax attributable to periods up to and including the Effective Date shall be the amount of Tax to which any RefuSol Group Company would be liable if the respective Tax assessment or Tax collection period would have ended on the Effective Date (“as if assessment”). To the extent that income, profit or turnover are resulting from business transactions prior to or on the Effective Date, this income, profit or turnover shall be attributable to the periods prior to the Effective Date; to the extent that they are resulting from business transactions after the Effective Date, this income, profit or turnover shall be attributable to the periods after the Effective Date.

10.2.4
With respect to all other Tax of any RefuSol Group Company, the amount of Tax attributable to the periods up to and including the Effective Date shall be determined on a pro rata temporis basis. The relevant allocation quota shall be calculated on the basis of actual days elapsed up to and including the Effective Date and a calendar year with 360 days.

10.2.5
Indemnification payments shall become due twenty (20) Business Days following written notice by the Purchaser that the respective Tax is payable and the Seller has received a copy of the underlying Tax assessment but in no case earlier than the date at which the Tax to be indemnified is due and payable to the Tax Authority including any extension period.

10.3    Tax Refund
The Purchaser shall, unless and to the extent the respective amount has already excluded the indemnification pursuant to Section 10.3 above, pay to the Seller any Tax Refund relating to Indemnified Taxes; the Seller shall not be entitled to claim the Tax Refund if and to the extent the Tax Refund corresponds to or can be offset against Tax increases (Steuererhöhungen) suffered by the Purchaser or its affiliates within the meaning of sec. 15 et seqq. of the AktG (including the RefuSol Group Companies, in each case arising out of the circumstance triggering the Seller’s claim).
10.4    Tax Returns
After the Closing Date, the Purchaser shall ensure that the RefuSol Group Companies prepare and file when due all their Tax Returns in line with past practice, provided that the applicable tax laws and procedures are respected. Any Tax Returns relating in whole or in part to time periods up to and including the Effective Date shall be subject to the review and written consent of Seller as set forth below. The Purchaser shall procure that no such Tax Return is submitted to any Tax Authority without written approval of the Seller, which approval shall not be unreasonably withheld. The Seller shall review the Tax Return within twenty (20) Business Days, and if Seller fails to comment or respond, the Seller shall be deemed to have approved of such Tax Return. Should the Seller not provide consent for any Tax Return, it must do so by providing to Purchaser, within twenty (20) Business Days, supportable analysis of tax counsel setting forth the reasons for not providing such consent and the statutory basis supporting such reasons.
10.5    Tax Audits

10.5.1
After the Closing Date, the Purchaser shall ensure that the RefuSol Group Companies notify the Seller of any Tax Proceeding relating to any time period up to and including the Effective Date within twenty (20) Business Days of the Purchaser becoming aware of such Tax Proceeding. The Purchaser shall ensure that the RefuSol Group Companies allow the Seller or its counsel to fully participate in such Tax Proceeding. The Seller may elect to direct any Tax Proceeding relating to time periods up to and including the Effective Date. The Purchaser shall ensure that the RefuSol Group Companies cooperate with the Seller in each phase of such Tax Proceeding. Seller shall reimburse Purchaser’s reasonable costs for external tax advisors incurred in connection with Tax Proceedings regarding Indemnified Taxes.

10.5.2
In any case, the Purchaser shall procure that after the Closing Date (i) no document or information related to time periods up to and including the Effective Date is submitted to any Tax Authority or court without the prior written consent of the Seller, which shall not be unreasonably withheld, and that (ii) no Tax Proceeding relating fully or partly to time periods up to and including the Effective Date is settled or becomes time-barred without a prior written consent of the Seller. If the Seller fails to respond within twenty (20) Business Days after having been informed by the Purchaser, the Seller shall be deemed to have approved the respective measure.

10.6    Limitations

10.6.1
All claims of the Parties under this Section 10 shall become time-barred upon expiration of a period of three months after the respective Indemnified Tax became un-appealable (formell und materiell bestandskräftig) at the latest seven (7) years after the Closing Date.

10.6.2	For the avoidance of doubt, Section 8.3 (De Minimis / Threshold) shall not apply to the claims of the Purchaser under this Section 10.

10.6.3	All claims under this Section 10 shall only be subject to the limitations as provided for in this Section 10 and Section 8.4 (Tax Cap).
SECTION 11
EMPLOYMENT INDEMNIFICATION
11.1    Carve-out of business unit by RefuSol
Pursuant to an asset sale and purchase agreement dated 7 July 2010 and amended on 20 July 2010, 28 July 2010 and 21 January 2011 between RefuSol as Seller and REFU Elektronik GmbH, having its registered seat in Stuttgart, registered with the commercial register of the local court of Stuttgart under HRB 225490, at that time named Endress power products GmbH (REFU Drive), a wholly owned subsidiary of the Seller, RefuSol carved out its business unit “Drive”, which comprises the development, manufacturing and distribution of electronic and electro technical drive systems (Carve-out) with economic effect as of 31 May 2010.
11.2    Indemnification
As part of the Carve-out the employees listed in Annex 11.2 have been transferred to REFU Drive by operation of law pursuant to sec. 613a of the BGB (REFU Drive Employees). The Seller indemnifies upon first demand and holds harmless RefuSol from any and all claims raised by REFU Drive Employees against RefuSol resulting from or in connection with claims to have remained employed with RefuSol due to the information letter that informed the REFU Drive Employees of the Carve-out not meeting the requirements of sec. 613a para 5 of the BGB. The indemnification shall include in particular any and all compensation, remuneration and reasonable legal costs. In case such claims are raised RefuSol shall inform the Seller without undue delay in writing. RefuSol shall terminate the employment contract with any REFU Drive Employee claiming to continue to be employed with RefuSol or be entitled to return as employee to RefuSol at the earliest possible date.
SECTION 12
SPECIFIC INDEMNITY

12.1    Mainenance Services Indemnification
RefuSol has entered into certain service agreements on the basis of which third parties have agreed to provide specific maintenance services to customers of RefuSol (Service Agreements). Seller shall indemnify (freistellen) RefuSol from (i) any claims of customers and (ii) any fines assessed and finally determined by competent authorities in connection with the Service Agreements. Sections 8.5 and 8.6 shall apply mutatis mutandis.
12.2    Warranty Expense Reimbursement

12.2.1
Some customers of RefuSol have experienced equipment failures due to alleged defects in watertightness of casings. Alleged defect casings (not watertight) for inverters were supplied to RefuSol by a certain supplier (Supplier Issue) RefuSol has a current accounts receivable of 800,000 Euros (Insurance A/R) based on its current claim negotiations with HDI Gerling Munich, the insurer to the supplier (Insurer). Notwithstanding Section 3 and Section 5, the Parties agree that for purposes of the Effective Date Financial Statements and for purposes of calculating the Purchase Price, the Insurance A/R shall be recorded as an accounts receivable and reflected in the Net Working Capital. If and to the extent the Insurance A/R has not been paid by the Insurer at the time the Effective Date Financial Statements have become final and binding in accordance with Section 5, the Seller agrees to pay as part of the Purchase Price Adjustment the discrepancy between the amount the Insurer has actually paid and EUR 800,000.

12.2.2
Seller further agrees to reimburse RefuSol on a quarterly basis for any additional claims of customers in connection with the Supplier Issue alleged and actually paid during 2013 up to an aggregate maximum amount of EUR 550,000 if and to the extent RefuSol Group Companies do not receive indemnification payments from the Insurer or the supplier for such additional claims.

12.2.3
Section 8.5 and Section 8.6 sentence 2, 3 and 4 shall apply to this Section 12.2 mutatis mutandis. If insurance proceeds are received by RefuSol in excess of the amounts the Seller has received credit for in accordance with Sections 12.2.1 and/or 12.2.2, Purchaser will remit such additional insurance proceeds to Seller.

SECTION 13
COVENANTS
13.1     [Reserved]
13.2    [Reserved]
13.3    Credit Suisse Loan
The Seller and the Purchaser are aware that RefuSol Holding and RefuSol as jointly liable borrowers on the one hand and Credit Suisse AG on the other hand have entered into a certain EUR 40,000,000 loan agreement dated 23/26 and 27 September 2012 (Credit Suisse Loan Agreement). As of the date of this Agreement, the loan (Credit Suisse Loan) is still outstanding in a principal amount of EUR 25,000,000 .. The Seller and the Purchaser are further aware that (i) the transfer of Shares as contemplated by this Agreement constitutes a change of ownership under the Credit Suisse Loan Agreement, (ii) triggers a termination right of Credit Suisse AG and (iii) Credit Suisse AG intends to exercise its termination right. The Seller and the Purchaser hereby agree that at Closing all claims payable under the Credit Suisse Loan (principal, accrued interests, redemption fees, termination fees, penalties, prepayment fees premium expenses or other amounts which Credit Suisse AG is entitled to charge in connection with the prepayment of the Credit Suisse Loan; in the aggregate Credit Suisse Loan Amount) shall in full be repaid out of the Preliminary Purchase Price. The payment to Credit Suisse AG shall be effected by way of a contribution by the Seller of the Credit Suisse Loan Amount into the capital reserves of RefuSol Holding and repayment of the Credit Suisse Loan to Credit Suisse AG by RefuSol Holding.
13.4    Insurance
The Seller has ensured that the RefuSol Group Companies have remained insured until the Closing Date in substantially the same way as they were prior to the Closing Date and that all premiums due for such insurances until the Closing Date has been duly and timely paid.

SECTION 14
CERTAIN AGREEMENTS BETWEEN REFUSOL AND
ENTITIES OF THE PRETTL GROUP
14.1    Lease Agreement
RefuSol Holding and RefuSol currently use the site Uracher Str. 91, Metzingen, on the basis of a long-term lease agreement concluded between RefuSol and Immoprett Süd GmbH. Purchaser is aware of the content of the lease agreement and undertakes to ensure that RefuSol Holding and RefuSol will after the Closing continue to use the before-mentioned site for a period of at least five years from the Closing. The Purchaser undertakes to perform all steps necessary for the continuous use of the afore-mentioned sites and to procure that the lease agreements will not be terminated or ended in any other way by RefuSol Holding or RefuSol prior to such date unless for cause (wichtiger Grund).
14.2    Supply Agreements
Prettl Electronics AG and its affiliates, namely Prettl Electronics Hungary KFT (collectively Prettl AG) and RefuSol have entered into a long-term supply agreement. The Purchaser and Prettl AG have negotiated an amendment to such long term supply agreement. A draft of the amended supply agreement (with revised pricing) is attached as Annex 14.2(a). At the Closing, the Seller shall deliver to the Purchaser a copy of such amended supply agreement that has been duly executed by Prettl AG and RefuSol. The Purchaser is aware of the content of the long-term supply agreement and undertakes to ensure that for a period of at least two years from the Closing the supply agreement will not be terminated or ended in any other way. If Prettl Electronics AG and RefuSol have not agreed on the prices applicable for the calender year 2015 until eighteen (18) months after the Closing, the long-term supply agreement shall automatically terminate after two (2) years from the Closing. RefuSol has further entered into a long-term supply agreement with REFU Drive. Seller shall obtain an undertaking from REFU Drive that such supply agreement shall be available to RefuSol for a minimum period of six (6) months from the Closing. A draft of the amended agreement is attached in Annex 14.2(b).
14.3    Trademark Licence Agreement
Purchaser is aware that RefuSol has entered into a trademark licence agreement with REFU Drive regarding the use of certain trademarks etc. dated 29 August 2011. The Parties agree to ensure that the trademark licence agreement will terminate 24 months after the Closing. The Purchaser undertakes to procure that the RefuSol Group Companies shall 24 months after the Closing cease using the name “Refu” and “RefuSol” in their business activities.
14.4    Site Sharing Agreement
The Parties agree to procure that Refu Solar Electronics Pvt. Ltd. and Prettl India Pvt. Ltd. enter into an agreement for the shared use of the site in Pune and the shared use of certain services. The terms of such site sharing agreement shall correspond to the terms set forth in the term sheet attached as Annex 14.4.
14.5    Transfer of Domains and Trademarks to REFU Drive
The Parties agree to procure that the domains and trademarks listed in Annex 14.5, which, as of the Signing Date are owned by RefuSol but pertain to the business of REFU Drive, are transferred from RefuSol to Refu Drive without any compensation payable by REFU Drive and without undue delay after the Signing.

14.6    Transfer of REFU Korea Solar Electronics Ltd. to REFU Drive or the Seller
As a Closing Action, a copy of a duly executed Annex 14.6(i) shall be delivered concerning all shares that RefuSol holds in REFU Korea Solar Electronics Ltd. (REFU Korea) which will be effective immediately prior to Closing from RefuSol to Refu Drive or, at the Seller’s election, the Seller without any compensation payable by REFU Drive or the Seller. The Purchaser shall procure, by way of supplying REFU Korea with photovoltaic inverters, solely to the extent that REFU Korea has a binding sales obligation to a customer as of the date of this Agreement, whereby REFU Korea would be entitled to earn a distributor margin as set forth in Annex 14.6(ii) that REFU Korea will continue to be in a position to fulfill its contractual obligations. The Seller shall procure that, after the Closing Date, REFU Korea will no longer enter into any new agreements relating to the sale of RefuSol’s photovoltaic inverters.
SECTION 15
NON-COMPETE UNDERTAKING
15.1    Undertaking not to Compete
The Seller undertakes not to engage in any activity in the fields of development, manufacturing, distribution and service of photovoltaic-inverters for a time period of 24 months after the Closing. The Seller shall ensure that it and any entity directly or indirectly controlled by Mr. Rolf Prettl or Mr. Willi Prettl (Prettl Affiliates) do not engage in any activity in the fields of development, manufacturing, distribution and service of photovoltaic-inverters and, with the exception of (i) the acquisition of securities of the Parent Company (ii), subject to Section 14.6, the participation in REFU Korea Solar Electronics Ltd., solely for the purposes of fulfilling existing contractual obligations, and (iii) subject to the terms and provisions of Section 14.2, the participations in REFU Drive and Prettl Electronics AG and its subsidiaries, solely for the purposes of fulfilling its contractual obligations to RefuSol, do not incorporate, acquire or directly or indirectly participate in any entity which is active in the fields of development, manufacturing, distribution and service of photovoltaic-inverters for a time period of 24 months after the Closing. For the avoidance of doubt, the Seller and the Prettl Affiliates shall not be restricted from developing, manufacturing and distributing PCBAs for inverters of any kind so long as RefuSol Intellectual Property Rights are not utilized.
15.2    Exemption of Applicability
Subject to the terms hereof, the non-compete undertakings pursuant to Section 15.1 above shall not apply to (i) the development, manufacturing and distribution of off-grid “stand-alone” solutions consisting of three or more of the following component groups: solar panels, inverters, generators, control electronic and storage batteries (sold together) to provide electrical power for local use in locations worldwide where reliable and consistent AC electricity is generally or temporarily not available (for example, drilling rigs, cell phone towers, crane operations and the like) or as a back-up solution in case of power-outages (for example, hospitals and the like) (referred to herein as Genset Solutions); (ii) the development, construction, operation and sale of solar parks and solar roofing equipment of any kind provided that no Refusol Group Companies’ product intellectual property right is used and (iii) the development, manufacturing and distribution of “stand-alone” kits consisting of a residential-photovoltaic- inverter below 12 kilowatt in power, solar panels, and mounting system as a “do it yourself” solution for homeowners but not for commercial application (referred to herein as the Residential Kit) .

15.3    Undertaking not to Solicit or Hire for Employment
Seller shall ensure that it and any Prettl Affiliates shall not solicit, endeavour to entice away, hire, employ or offer to employ directly or indirectly or conclude a service contract with any employee of RefuSol Group Companies or AE Solar Energy, Inc (“AESE”) for a period of two (2) years from the Closing Date; provided, however, that the foregoing shall not prohibit Seller or such Prettl Affiliate from employing any employee with an annual salary of 50,000 Euros or less (other than Key Employees which may not be hired for two years) of the Refusol Group Companies or AESE which have approached Seller or Prettl Affiliates without any encouragement by Seller or any of the Prettl Affiliates or which have responded to an employment offer made to unspecified persons in the press or which has otherwise been widely circulated.

15.4	Limited Right to Manufacture and Sell
Purchaser shall procure that RefuSol authorizes Seller as provided for in Annex 15.4.
15.5    IP License Agreement
Purchaser shall procure that RefuSol grants Seller a license as provided for in Annex 15.5.

Section 16
PURCHASER’S GUARANTOR/SELLER’S GUARANTOR
16.1    Purchaser’s Guarantor
The Parent Company hereby guarantees by way of an independent promise of guaranty pursuant to sec. 311 para. 1 of the BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) the proper fulfilment of all of the payment obligations of the Purchaser under or in connection with this Agreement.
16.2    Seller’s Guarantor
The Seller’s Guarantor hereby guarantees by way of an independent promise of guaranty pursuant to sec. 311 para. 1 of the BGB (selbständiges Garantieversprechen im Sinne des § 311 Abs. 1 BGB) the proper fulfilment of all of the payment obligations of the Seller under or in connection with this Agreement.

SECTION 17
ASSIGNMENT OF RIGHTS AND UNDERTAKINGS
This Agreement and any rights and obligations hereunder may not be assigned and transferred, in whole or in part, without the prior written consent of the other Parties hereto.
SECTION 18
CONFIDENTIALITY AND PRESS RELEASES; RESTRICTIONS ON PURCHASER’S SECURITIES
18.1    Confidentiality
Each Party shall keep strictly confidential, prevent the disclosure to third parties and pass on only to their affiliates within the meaning of sec. 15 et seqq. AktG, to Entities of the Prettl Group or to the direct or indirect shareholders of Entities of the Prettl Group, any information which it has obtained in connection with the conclusion of this Agreement with regard its contents, the RefuSol Group Companies, the other Parties as well as the other Parties’ affiliates within the meaning of sec. 15 et seqq. AktG and use such confidential information only for its own and not for other purposes. The foregoing obligation shall not apply to any facts which are in the public domain, which come into the public domain without a violation of this obligation or the disclosure of which is required by law or by the capital markets rules applicable to the respective Party or is necessary pursuant to similar requirements of a regulatory authority or as a result of the performance of this Agreement.
18.2    Press Releases
Prior to issuing any press release or making any similar voluntary announcement with respect to the transactions contemplated in this Agreement, the Parties shall agree on the form and content of such press release or similar announcement. If a public announcement is required by law or by the capital markets rules applicable to the respective Party or is necessary pursuant to similar requirements of a regulatory authority, the Parties shall use their best efforts to coordinate with one another in advance.
18.3    Restrictions on Purchaser’s Securities
The Seller is aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other person when it is reasonably foreseeable that such other person is likely to purchase or sell such securities in reliance upon such information. Accordingly, the Seller and its affiliates agree to not purchase or sell securities of Purchaser in violation of such United States securities laws.
SECTION 19
COSTS AND TRANSFER TAXES
19.1    Costs
Each Party shall bear its own costs and expenses in connection with the preparation, conclusion and performance of this Agreement, including any professional fees, costs and expenses of its advisors. The costs of the notarisation of this Agreement and the fees charged by the competent antitrust authorities shall be borne by the Purchaser.
19.2    Transfer Taxes
All transaction taxes (Verkehrsteuern) including any real estate transfer tax (Grunderwerbsteuer) and similar domestic or foreign taxes, fees or charges resulting from the conclusion or performance of this Agreement shall be borne by the Seller and the Purchaser in equal amounts insofar as RefuSol Holding is not liable to pay the taxes or fees (Steuer- oder Gebührenschuldner). To the extent RefuSol Holding is liable to pay the taxes or fees, RefuSol Holding shall bear the taxes and fees. The Seller shall not opt to treat any sale or transfer contemplated in this Agreement as subject to value added tax pursuant to § 9 Value Added Tax Act (UStG).
SECTION 20
NOTICES
20.1    Form of Notice
All legally binding statements and other notices in connection with this Agreement (collectively the Notices and individually a Notice) shall be made in writing in accordance with sec. 126 paras. 1, 2 and 4 of the BGB unless a formal notarisation or another specific form is required by mandatory law or by this Agreement. The written form requirement shall be satisfied through transmission by facsimile or an exchange of letters (but not through any other form of telecommunication transmission). An electronic transmission (such as by email) shall not be sufficient to satisfy the written form requirement, even if the electronic transmission meets the requirements of sec. 126a of the BGB.
20.2    Address of Seller
Any notices to be delivered to the Seller hereunder shall be addressed as follows:
Jolaos Verwaltungs GmbH
Attention: Rolf Prettl
Industriepark Sandwiesen
72793 Pfullingen
Fax: +49 7121 707105
with a copy to its advisors for information purposes:
Freshfields Bruckhaus Deringer LLP
Attention: Dr. Stephanie Hundertmark
Potsdamer Platz 1
10785 Berlin
Fax: +49 30 20 28 38 66
Email:stephanie.hundertmark@freshfields.com

20.3    Address of Seller’s Guarantor
Any notices to be delivered to the Seller’s Guarantor hereunder shall be addressed as follows:
Prettl Beteiligungs Holding GmbH
Attention: Rolf Prettl
c/o Jolaos Verwaltungs GmbH
Attention: Rolf Prettl
Industriepark Sandwiesen
72793 Pfullingen
Fax: +49 7121 707105
with a copy to its advisors for information purposes:
Freshfields Bruckhaus Deringer LLP
Attention: Dr. Stephanie Hundertmark
Potsdamer Platz 1
10785 Berlin
Fax: +49 30 20 28 38 66
Email:stephanie.hundertmark@freshfields.com
20.4    Address of Purchaser
Any Notices to be delivered to the Purchaser hereunder shall be addressed as follows:
Blitz S-13 103 GmbH
c/o Advanced Energy Industries GmbH
Raiffeisenstrasse 32
70784 Filderstadt (Bonlanden)
Attention: Danny Herron, Chief Financial Officer
Gordon Tredger, President of AE Solar Energy, Inc.
Fax: +1 970 407 5326
Email: danny.herron@aei.com
gordon.tredger@aei.com

with a copy to the Parent Company for information purposes:
Advanced Energy Industries, Inc
c/o Advanced Energy Industries GmbH
Raiffeisenstrasse 32
70784 Filderstadt (Bonlanden)
Attention: Thomas O. McGimpsey, EVP
Fax: +1 970 407 5326
Email: tom.mcgimpsey@aei.com

and with a copy to its advisors for information purposes:
Taylor Wessing
Attention: Peter Bert
Senckenberganlage 20-22
60325 Frankfurt am Main
Fax: +49 (0) 69 9 7130 100
Email: p.bert@taylorwessing.com

20.5    Address of Parent Company
Any Notices to be delivered to the Parent Company hereunder shall be addressed as follows:
Advanced Energy Industries, Inc
c/o Advanced Energy Industries GmbH
Raiffeisenstrasse 32
70784 Filderstadt (Bonlanden)
Attention: Thomas O. McGimpsey, EVP
Fax: +1 970 407 5326
Email: tom.mcgimpsey@aei.com
with a copy to its advisors for information purposes:
Taylor Wessing
Attention: Peter Bert
Senckenberganlage 20-22
60325 Frankfurt am Main
Fax: +49 (0) 69 9 7130 100
Email:p.bert@taylorwessing.com
20.6    Change of Address
The Parties shall without undue delay give written Notice to the other Parties of any changes in the addresses and fax-numbers set forth in Section 20.2 through Section 20.5 above. In the absence of such communication, the address stated above shall remain valid.
20.7    Copies to Advisors

20.7.1
The receipt of Notices or any copies thereof in connection with this Agreement by the Parties’ advisors or, in case of Notices to the Purchaser, by the Parent Company shall not constitute the receipt, or serve as a substitute for the receipt, of such Notice by the Parties themselves.

20.7.2
Whether or not the advisor to a Party or, in case of Notices to the Purchaser, the Parent Company received the Notice for its/his/her information is irrelevant for the purpose of determining the receipt of the Notice by that Party, even if this Agreement specifically provides that a Notice should be given to the respective advisor or the Parent Company.

SECTION 21
MISCELLANEOUS
21.1    Amendment, Supplementation
Any amendment of, supplement to or termination (Aufhebung) of this Agreement, including any amendment of this provision, shall be valid only if made in writing, unless more stringent form (e.g. notarisation) is required by mandatory law.

21.2    Entire Agreement
This Agreement constitutes the final and complete expression of agreement between the Parties with respect to the subject matter covered herein and supersedes any and all previous negotiations, agreements and understandings, whether written or verbal, between the Parties with respect to the subject matter of this Agreement or parts thereof. There are no side agreements to this Agreement apart from the annexes mentioned herein and the contracts to be concluded on the basis of this Agreement.
21.3    Business Day
For the purposes of this Agreement, Business Day means a day on which banks are open for business in Frankfurt am Main, Germany. All deadlines contained in this Agreement shall, unless explicitly specified otherwise, start on the first Business Day subsequent to the receipt of the Notice by the addressee.
21.4    Severability
Should any provisions of this Agreement be or become, either in whole or in part, ineffective or unenforceable, or should this Agreement contain a gap, then the validity of the other provisions of this Agreement shall remain unaffected thereby. Any such ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such provision as most closely reflects the economic intent and purpose of what the Parties would have agreed upon had they known of the invalidity by the time of conclusion of this Agreement or upon a subsequent addition of other provisions. This also applies should the invalidity of a provision be due to a specification of performance or time (term or due date) provided for in this Agreement; in such a case, the agreed shall be deemed replaced by such a provision as most closely reflects the intended and legally permitted specification of performance or time (term or due date).
21.5    Governing Law; Competent Courts

21.5.1
This Agreement shall be governed by the laws of the Federal Republic of Germany, excluding both German private international law and the United Nations Convention on Contracts for the International Sale of Goods.

21.5.2	The competent courts in Stuttgart shall have the exclusive jurisdiction for any disputes between the Parties arising from or in connection with this Agreement.
21.6    Language

21.6.1	Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

21.6.2
Any reference made in this Agreement to any types of companies or participations, proceedings, authorities or other bodies, rights, institutions, regulations or legal relationships (Legal Terms) under German law shall extend to any corresponding (funktionsgleich) or identical Legal Terms under foreign law to the extent that relevant facts and circumstances must be assessed under such foreign law. Where no corresponding or identical Legal Terms under foreign law exist, such Legal Terms shall be introduced as - functionally - come closest to the Legal Terms under German law.